Exhibit 99.1

For Immediate Release January 26, 2017 Listed: TSX, NYSE	Symbol: POT

PotashCorp Announces Preliminary Full-Year 2016 Earnings

Key Highlights

•	Fourth-quarter earnings of $0.07 per share[1]; full-year total of $0.40 per share

•	Annual cash provided by operating activities of $1.3 billion

•	Record second-half Canpotex[2] shipments in 2016; fully committed for first-quarter 2017

•	Initiated Rocanville ramp-up; expect company-wide potash cost of goods sold to decline by approximately $10 per-tonne in 2017

•	Full-year 2017 guidance of $0.35-$0.55 per share, including merger-related costs of $0.05 per share

•	Currently undergoing an impairment assessment of the carrying value of certain assets, with a particular focus on phosphate; the impact of that review is not reflected in the preliminary results

CEO Commentary

“Strong customer engagement and positive potash pricing trends from the second half of 2016 are expected to carry into the new year,” said PotashCorp President and Chief Executive Officer Jochen Tilk. “Supported by healthy underlying consumption, lower global inventories and with Canpotex fully committed for the first quarter of 2017, we see a continued potash recovery. Balancing this constructive market view is a more cautious second-half outlook for our nitrogen earnings and expected challenges for our phosphate results.

“We continue to proactively position the company for opportunity and resiliency in any market conditions. Our multi-year potash expansion program was completed in 2016 and we are now in the process of ramping up Rocanville, our lowest cost operation. Consistent with our long-held strategy, we have aligned our operating capability with expected market conditions. This includes operational changes recently initiated at Cory – as well as the previously announced suspension of operations in New Brunswick – to optimize production to our lowest cost facilities.

“Our work on the merger of equals with Agrium continues. The regulatory review and integration processes are advancing, and we expect the transaction will close mid-2017. Our Board and management team look forward to the opportunity to deliver significant value for our shareholders through this transaction, including up to $500 million of annual operating synergies,” said Tilk.

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) announced preliminary unaudited financial information, and reported fourth-quarter earnings of $0.07 per share ($59 million), bringing earnings for the year to $0.40 per share ($336 million). Results were down from the $0.24 per share ($201 million) and $1.52 per share ($1.3 billion) earned in the respective periods of 2015.

Gross margin for the quarter ($183 million) and the year ($850 million) were well below 2015 levels, primarily due to weaker prices for all three nutrients. Cash from operating activities was $353 million in the fourth quarter and $1.3 billion for the year, also well below last year’s comparable totals.

Investments in Arab Potash Company (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile contributed $28 million to our quarterly earnings, exceeding the $27 million they generated in the fourth quarter of 2015. Our earnings for the year from these investments – plus a dividend from Sinofert Holdings Limited (Sinofert) in China – totaled $125 million. This total was partially offset by a $10 million non-cash impairment charge earlier in the year related to our investment in Sinofert and trailed the $162 million realized in 2015. The market value of our investments in these four publicly traded companies was approximately $4.5 billion, or $5 per PotashCorp share, at market close on January 25, 2017.

During the quarter, we determined that the carrying value of certain assets should be assessed for potential impairment. This assessment is ongoing, with a particular focus on phosphate. If any impairment charge is necessary, we would not consider it to be significant to our operational outlook. Any required charge would be a non-cash adjustment only. As a result, these financial results for the fourth quarter and year ended December 31, 2016 are preliminary, do not reflect the impact of any such potential required impairment charge, and remain subject to the completion of our financial closing procedures and audit by our independent auditors. We expect to complete our impairment assessment no later than late February, when we will file our Annual Report on Form 10-K for the year ended December 31, 2016, which will include our audited consolidated financial statements.

Market Conditions

With consistent buyer engagement, potash demand was strong in the fourth quarter. The pace of shipments to China and India increased following deferred contracts earlier in the year, and engagement in key spot markets remained steady – including in North America, where demand was supported by a healthy fall application season. Against this backdrop, spot prices were modestly higher compared to the trailing quarter.

With tighter supply and relatively stable demand, nitrogen prices rebounded from multi-year lows. The most pronounced recovery occurred in urea markets as increased Chinese production costs and lower exports drove global benchmark prices higher. Ammonia prices increased late in the quarter as production curtailments, plant turnarounds and gas availability issues in key exporting regions reduced product availability.

Global phosphate markets remained subdued during the fourth quarter as record Chinese exports and seasonally slow demand in India offset stronger shipments to Latin America. Prices for most products were generally stable, but remained well below those of the previous year.

Potash

Potash gross margin of $120 million for the quarter and $437 million for the year reflected a lower-price environment, as results in both periods trailed 2015’s respective totals of $183 million and $1.3 billion.

Sales volumes of 2.2 million tonnes for the fourth quarter were 27 percent higher than in the same period last year. In North America, shipments exceeded 2015’s historically low fourth-quarter figures, while offshore shipments also increased, with Canpotex achieving record sales volumes in the second half. The majority of its shipments for the quarter were to China (34 percent) and Other Asian markets outside of China and India (31 percent), while Latin America and India accounted for 21 percent and 9 percent, respectively. Full-year North American shipments were up 30 percent relative to last year’s historically weak total, while a lack of engagement in key contract markets during the first half of 2016 kept full-year offshore volumes 15 percent below 2015 levels. Overall, sales volumes of 8.6 million tonnes were down slightly compared to 2015.

Our average realized potash price of $157 per tonne for the fourth quarter was down from $238 per tonne in the same period last year, a result of the decline in spot prices experienced in the first half of 2016 and lower contract prices settled in the second half.

Optimizing production to our lower-cost mines in Saskatchewan more than offset an unfavorable adjustment to asset retirement obligations and contributed to average per-tonne manufactured cost of goods sold of $101 for the quarter. This amount was down from $132 per tonne in the same period last year when inventory-related shutdowns and the closure of our Penobsquis, New Brunswick operation reduced production volumes and increased per-tonne cost of goods sold.

Nitrogen

In nitrogen, weaker prices for all our products resulted in gross margin of $55 million for the fourth quarter and $361 million for the year, down from $142 million and $706 million, respectively, in 2015. Our US operations accounted for 70 percent of our nitrogen gross margin for the quarter, with our Trinidad operations providing the remainder.

Total sales volumes of 1.6 million tonnes for the quarter were slightly higher compared to the same period in 2015, primarily due to stronger demand for nitrogen solutions relative to ammonia. For the full-year, shipments of 6.4 million tonnes were up from 5.9 million tonnes in the previous year, reflecting a full year of increased production at our expanded Lima facility.

Our average realized price of $182 per tonne during the quarter was down significantly from the $288 per tonne achieved in the same period last year as lower global energy costs and increased supply pulled down realizations for all our nitrogen products.

Cost of goods sold for the quarter averaged $151 per tonne, down from $199 per tonne in 2015’s fourth quarter; this change was driven primarily by lower natural gas costs in Trinidad.

Phosphate

Weaker prices for nearly all our phosphate products resulted in gross margin of $8 million for the quarter and $52 million for the year, significantly lower than in the comparable periods of 2015.

Sales volumes of 0.7 million tonnes for the quarter and 2.7 million tonnes for the year trailed last year’s comparable amounts of 0.8 million tonnes and 2.9 million tonnes, respectively, primarily due to weaker demand for our feed and industrial products.

Our average realized phosphate price for the quarter was $404 per tonne, down from $522 per tonne in the same period last year, the result of weaker fertilizer realizations.

Cost of goods sold per tonne of $393 for the fourth quarter was lower than the $443 per tonne in the same quarter in 2015, largely due to lower sulfur and ammonia input costs.

Financial

Provincial mining and other taxes for both the quarter ($36 million) and the year ($124 million) were lower than in the comparable periods in 2015 ($46 million and $310 million, respectively), due to lower potash prices.

Other expenses of $26 million for the quarter and $30 million for the full year were impacted by transaction costs related to the proposed merger with Agrium Inc. (Agrium). This compared to other income amounts in 2015’s comparable periods of $11 million and $22 million, respectively.

Lower total earnings and a smaller percentage of income earned in higher-tax jurisdictions reduced our income tax expense compared to 2015 for the quarter and full year. During the fourth quarter, a $5 million deferred tax recovery on a dividend received from an equity-accounted investee contributed to an income tax recovery of $8 million. This compared to an income tax expense of $69 million in the same period last year.

Potash Market Outlook

We maintain our global potash shipment estimate of 61-64 million tonnes for 2017 and anticipate consistent customer engagement throughout the year. This view is supported by healthy underlying consumption trends and lower dealer inventories in most key buying regions. With increased demand and limited new capacity additions, we anticipate relatively balanced market fundamentals in 2017.

In North America, compelling fertilizer affordability and the need to replenish soil nutrients following a record harvest are expected to support potash demand. We anticipate shipments in the range of 9.3-9.8 million tonnes, similar to 2016 levels.

In Latin America, we expect favorable crop economics, lower inventories and substantial agronomic need will lead to robust consumption in 2017. We anticipate deliveries of 11.5-12.0 million tonnes, exceeding 2016’s total and potentially surpassing record levels.

In China, we anticipate supportive domestic crop prices and strong affordability to encourage consumption growth in 2017. We expect this growth, in conjunction with lower inventories to start the year, will support demand in the range of 14.5-15.5 million tonnes, significantly above last year’s level.

In India, we believe lower nutrient retail prices and reduced inventory levels will support increased demand in 2017. We maintain our expected shipment range of 4.2-4.7 million tonnes, well above 2016 levels.

In Other Asian markets, we expect strong palm oil prices and improved moisture conditions to support demand in 2017. We maintain our estimated shipment range of 8.8-9.3 million tonnes, above 2016’s total.

Financial Outlook

Based on these market factors, we anticipate our 2017 potash sales volumes will be in the range of 8.7-9.4 million tonnes. We believe recent positive pricing trends will carry into the new year and – along with our expectations of lower per-tonne costs – forecast full-year potash gross margin of $550-$800 million.

In nitrogen, we see 2017 as a transition year as the market adjusts to new capacity, particularly the ramp-up of new plants in the US, which we anticipate will shift trade patterns and weigh on domestic prices. While we expect some seasonal price strength, competitive pressures are expected to keep margins below 2016 levels.

In phosphate, we expect challenging market fundamentals to weigh on realizations for our products and profitability in this segment.

Given these considerations, we forecast combined nitrogen and phosphate gross margin will be in the range of $150-$400 million in 2017.

Capital expenditures are anticipated to be approximately $600 million – lower than the previous year – as our multi-year expansion-related spending is now complete.

Based on these factors, we forecast full-year 2017 earnings of $0.35-$0.55 per share, including merger-related costs of $0.05 per share.

All annual guidance numbers – including those noted above – are outlined in the table below.

2017 Guidance
Annual earnings per share	$0.35-$0.55
Potash sales volumes	8.7-9.4 million tonnes
Potash gross margin	$550-$800 million
Nitrogen and phosphate gross margin	$150-$400 million
Capital expenditures*	~$600 million
Effective tax rate	17-20 percent
Provincial mining and other taxes**	17-20 percent
Selling and administrative expenses	$225-$235 million
Finance costs	$220-$230 million
Income from equity investments***	$145-$165 million
Annual foreign exchange rate assumption	CDN$1.32 per US$
Annual EPS sensitivity to foreign exchange	US$ strengthens vs. CDN$ by $0.02 = +$0.01 EPS
Annual EPS sensitivity to potash prices	Increases by $20 per tonne = +$0.14 EPS

*	Does not include capitalized interest
**	As a percentage of potash gross margin
***	Includes income from dividends and share of equity earnings

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. Canpotex Limited (Canpotex), the offshore marketing company for PotashCorp and two other Saskatchewan potash producers.

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors	Media
Denita Stann	Randy Burton
Senior Vice President, Investor and Public Relations	Director, Public Relations and Communications
Phone: (306) 933-8521	Phone: (306) 933-8849

Fax: (306) 933-8844	Fax: (306) 933-8844
Email: ir@potashcorp.com	Email: pr@potashcorp.com

Website:    www.potashcorp.com

This release contains “forward-looking statements” (within the meaning of the US Private Securities Litigation Reform Act of 1995) or “forward-looking information” (within the meaning of applicable Canadian securities legislation) that relate to future events or our future performance. These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements often contain words such as “should,” “could,” “expect,” “forecast,” “may,” “anticipate,” “believe,” “intend,” “estimates,” “plans” and similar expressions. These statements are based on certain factors and assumptions as set forth in this document, including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, including the completion of the proposed merger of equals with Agrium, and effective tax rates. While we consider these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause our actual results or events to differ materially from those expressed in forward-looking statements including, but not limited to, the following: our proposed merger of equals transaction with Agrium, including the failure to satisfy all required conditions, including required regulatory approvals, or to satisfy or obtain waivers with respect to all other closing conditions in a timely manner and on favorable terms or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the arrangement agreement; certain costs that we may incur in connection with the proposed merger of equals; certain restrictions in the arrangement agreement on our ability to take action outside the ordinary course of business without the consent of Agrium; the effect of the announcement of the proposed merger of equals on our ability to retain customers, suppliers and personnel and on our operating future business and operations generally; risks related to diversion of management time from ongoing business operations due to the proposed merger of equals; failure to realize the anticipated benefits of the proposed merger of equals and to successfully integrate Agrium and PotashCorp; the results of our impairment assessment regarding the carrying value of certain assets; the risk that our credit ratings may be downgraded or there may be adverse conditions in the credit markets; variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur and petrochemical markets; changes in competitive pressures, including pricing pressures; risks and uncertainties related to any operating and workforce changes made in response to our industry and the markets we serve, including mine and inventory shutdowns; adverse or uncertain economic conditions and changes in credit and financial markets; economic and political uncertainty around the world; changes in capital markets; the results of sales contract negotiations; unexpected or adverse weather conditions; risks related to reputational loss; the occurrence of a major safety incident; inadequate insurance coverage for a significant liability; our inability to obtain relevant permits for our operations; catastrophic events or malicious acts, including terrorism; certain complications that may arise in our mining process, including water inflows; risks and uncertainties related to our international operations and assets; our ownership of non-controlling equity interests in other companies; our prospects to reinvest capital in strategic opportunities and acquisitions; risks associated with natural gas and other hedging activities; security risks related to our information technology systems; imprecision in reserve estimates; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; changes in, and the effects of, government policies and regulations; earnings and the decisions of taxing authorities which could affect our effective tax rates; increases in the price or reduced availability of the raw materials that we use; our ability to attract, develop, engage and retain skilled employees; strikes or other forms of work stoppage or slowdowns; rates of return on, and the risks associated with, our investments and capital expenditures; timing and impact of capital expenditures; the impact of further innovation; adverse developments in pending or future legal proceedings or government investigations; and violations of our governance and compliance policies. These risks and uncertainties are discussed in more detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Results and Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, the joint information circular of the company and Agrium, filed as Exhibit 99.1 to the company’s Current Report on Form 8-K dated October 6, 2016 and with Canadian provincial securities commissions, in connection with the proposed merger of equals with Agrium and in other documents and reports subsequently filed by us with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as of the date hereof and we disclaim any obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, January 26, 2017 at 1:00 pm Eastern Time.

Telephone Conference:		Dial-in numbers:
	-	From Canada and the US	1-800-597-1419
	-	From Elsewhere	1-604-638-5350

Live Webcast:		Visit www.potashcorp.com
Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except as otherwise noted)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015

Sales (Note 2)	$ 1,058	$ 1,354	$ 4,456	$ 6,279
Freight, transportation and distribution	(130)	(108)	(535)	(488)
Cost of goods sold	(745)	(860)	(3,071)	(3,522)
Gross Margin	183	386	850	2,269
Selling and administrative expenses	(45)	(67)	(212)	(239)
Provincial mining and other taxes	(36)	(46)	(124)	(310)
Share of earnings of equity-accounted investees	21	18	95	121
Dividend income	9	12	33	50
Impairment of available-for-sale investment (Note 3)	—	—	(10)	—
Other (expenses) income (Note 4)	(26)	11	(30)	22
Operating Income	106	314	602	1,913
Finance costs	(55)	(44)	(216)	(192)
Income Before Income Taxes	51	270	386	1,721
Income taxes (Note 5)	8	(69)	(50)	(451)
Net Income	$ 59	$ 201	$ 336	$ 1,270

Net Income per Share
Basic	$ 0.07	$ 0.24	$ 0.40	$ 1.52
Diluted	$ 0.07	$ 0.24	$ 0.40	$ 1.52

Dividends Declared per Share	$ 0.10	$ 0.38	$ 0.70	$ 1.52

Weighted Average Shares Outstanding
Basic	839,721,000	835,828,000	838,928,000	834,141,000
Diluted	840,142,000	837,208,000	839,459,000	837,349,000

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(Net of related income taxes)	2016	2015	2016	2015

Net Income	$59	$201	$336	$1,270
Other comprehensive income (loss)
Items that will not be reclassified to net income:
Net actuarial gain on defined benefit plans (1)	119	36	16	36
Items that have been or may be subsequently reclassified to net income:
Available-for-sale investments (2)
Net fair value gain (loss) during the period	54	(155)	(34)	(546)
Cash flow hedges
Net fair value gain (loss) during the period (3)	9	(10)	7	(52)
Reclassification to income of net loss (4)	11	15	50	54
Other	—	(2)	2	(9)
Other Comprehensive Income (Loss)	193	(116)	41	(517)
Comprehensive Income	$252	$85	$377	$753

(1)	Net of income taxes of $(76) (2015 - $(22)) for the three months ended December 31, 2016 and $(16) (2015 - $(22)) for the twelve months ended December 31, 2016.
(2)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd., Sinofert Holdings Limited and other.
(3)	Cash flow hedges are comprised of natural gas derivative instruments and treasury lock derivatives and were net of income taxes of $(4) (2015 - $8) for the three months ended December 31, 2016 and $(4) (2015 - $31) for the twelve months ended December 31, 2016.
(4)	Net of income taxes of $(6) (2015 - $(9)) for the three months ended December 31, 2016 and $(28) (2015 - $(30)) for the twelve months ended December 31, 2016.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015

Operating Activities
Net income	$59	$201	$336	$1,270
Adjustments to reconcile net income to cash provided by operating activities (Note 6)	233	289	864	941
Changes in non-cash operating working capital (Note 6)	61	133	60	127
Cash provided by operating activities	353	623	1,260	2,338

Investing Activities
Additions to property, plant and equipment	(245)	(415)	(893)	(1,217)
Other assets and intangible assets	8	1	(2)	(67)
Cash used in investing activities	(237)	(414)	(895)	(1,284)

Financing Activities
Proceeds from long-term debt obligations	496	—	496	494
Repayment of, and finance costs on, long-term debt obligations	(4)	—	(8)	(502)
(Repayment of) proceeds from short-term debt obligations	(647)	103	(128)	(19)
Dividends	(82)	(305)	(809)	(1,204)
Issuance of common shares	—	11	25	53
Cash used in financing activities	(237)	(191)	(424)	(1,178)
(Decrease) Increase in Cash and Cash Equivalents	(121)	18	(59)	(124)
Cash and Cash Equivalents, Beginning of Period	153	73	91	215
Cash and Cash Equivalents, End of Period	$32	$91	$32	$91

Cash and cash equivalents comprised of:
Cash	$13	$30	$13	$30
Short-term investments	19	61	19	61
	$32	$91	$32	$91

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Shareholders’ Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive (Loss) Income
	Share Capital	Contributed Surplus	Net unrealized gain (loss) on available- for-sale investments	Net (loss) gain on derivatives designated as cash flow hedges	Net actuarial gain on defined benefit plans (1)	Other	Total Accumulated Other Comprehensive (Loss) Income	Retained Earnings	Total Equity

Balance - December 31, 2015	$1,747	$230	$77	$(117)	$—	$(10)	$(50)	$6,455	$8,382
Net income	—	—	—	—	—	—	—	336	336
Other comprehensive (loss) income	—	—	(34)	57	16	2	41	—	41
Dividends declared	—	—	—	—	—	—	—	(590)	(590)
Effect of share-based compensation including issuance of common shares	36	(8)	—	—	—	—	—	—	28
Shares issued for dividend reinvestment plan	15	—	—	—	—	—	—	—	15
Transfer of net actuarial gain on defined benefit plans	—	—	—	—	(16)	—	(16)	16	—
Balance - December 31, 2016	$1,798	$222	$43	$(60)	$—	$(8)	$(25)	$6,217	$8,212

(1)	Any amounts incurred during a period are closed out to retained earnings at each period-end. Therefore, no balance exists at the beginning or end of period.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

	December 31	December 31
As at	2016	2015

Assets
Current assets
Cash and cash equivalents	$32	$91
Receivables	545	640
Inventories	768	749
Prepaid expenses and other current assets	49	73
	1,394	1,553
Non-current assets
Property, plant and equipment	13,338	13,212
Investments in equity-accounted investees	1,173	1,243
Available-for-sale investments (Note 3)	940	984
Other assets	250	285
Intangible assets	180	192
Total Assets	$17,275	$17,469

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$884	$517
Payables and accrued charges	772	1,146
Current portion of derivative instrument liabilities	41	84
	1,697	1,747
Non-current liabilities
Long-term debt	3,707	3,710
Derivative instrument liabilities	56	109
Deferred income tax liabilities	2,470	2,438
Pension and other post-retirement benefit liabilities	443	431
Asset retirement obligations and accrued environmental costs	643	574
Other non-current liabilities and deferred credits	47	78
Total Liabilities	9,063	9,087

Shareholders’ Equity
Share capital	1,798	1,747
Unlimited authorization of common shares without par value; issued and outstanding 839,790,379 and 836,540,151 at December 31, 2016 and December 31, 2015, respectively
Contributed surplus	222	230
Accumulated other comprehensive loss	(25)	(50)
Retained earnings	6,217	6,455
Total Shareholders’ Equity	8,212	8,382
Total Liabilities and Shareholders’ Equity	$17,275	$17,469

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2016

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The accounting policies and methods of computation used in preparing these unaudited condensed consolidated financial statements are consistent with those used in the preparation of the company’s 2015 annual consolidated financial statements.

These unaudited condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company’s 2015 annual consolidated financial statements. The company’s 2016 annual consolidated financial statements will include additional information under IFRS in its Annual Integrated Report in February 2017.

In management’s opinion, the unaudited condensed consolidated financial statements include all adjustments necessary to present fairly such information, with the exception of any potential impairment charge as the result of the company’s ongoing impairment assessment. Any potential required charge would be a non-cash adjustment only.

2. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. The accounting policies of the segments are the same as those described in Note 1. Inter-segment sales are made under terms that approximate market value.

	Three Months Ended December 31, 2016

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$403	$323	$332	$—	$1,058
Freight, transportation and distribution - third party	(54)	(34)	(42)	—	(130)
Net sales - third party	349	289	290	—
Cost of goods sold - third party	(229)	(239)	(277)	—	(745)
Margin (cost) on inter-segment sales (1)	—	5	(5)	—	—
Gross margin	120	55	8	—	183
Depreciation and amortization	(57)	(54)	(58)	(8)	(177)
Cash outflows for additions to property, plant and equipment	83	85	74	3	245

(1)	Inter-segment net sales were $14.

	Three Months Ended December 31, 2015

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$454	$459	$441	$—	$1,354
Freight, transportation and distribution - third party	(36)	(28)	(44)	—	(108)
Net sales - third party	418	431	397	—
Cost of goods sold - third party	(235)	(305)	(320)	—	(860)
Margin (cost) on inter-segment sales (1)	—	16	(16)	—	—
Gross margin	183	142	61	—	386
Depreciation and amortization	(45)	(57)	(59)	(7)	(168)
Cash outflows for additions to property, plant and equipment	196	113	75	31	415

(1)	Inter-segment net sales were $25.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2016

(in millions of US dollars except as otherwise noted)

(unaudited)

2. Segment Information (continued)

	Twelve Months Ended December 31, 2016

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$1,630	$1,467	$1,359	$—	$4,456
Freight, transportation and distribution - third party	(250)	(122)	(163)	—	(535)
Net sales - third party	1,380	1,345	1,196	—
Cost of goods sold - third party	(943)	(1,016)	(1,112)	—	(3,071)
Margin (cost) on inter-segment sales (1)	—	32	(32)	—	—
Gross margin	437	361	52	—	850
Depreciation and amortization	(216)	(213)	(223)	(43)	(695)
Share of Canpotex’s (2) Prince Rupert project exit costs	(33)	—	—	—	(33)
Termination benefit costs	(32)	—	—	—	(32)
Impairment of property, plant and equipment	—	—	(27)	—	(27)
Cash outflows for additions to property, plant and equipment	342	263	216	72	893
(1) Inter-segment net sales were $62. (2) Canpotex Limited (“Canpotex”).
	Twelve Months Ended December 31, 2015

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$2,543	$1,960	$1,776	$—	$6,279
Freight, transportation and distribution - third party	(214)	(101)	(173)	—	(488)
Net sales - third party	2,329	1,859	1,603	—
Cost of goods sold - third party	(1,007)	(1,210)	(1,305)	—	(3,522)
Margin (cost) on inter-segment sales (1)	—	57	(57)	—	—
Gross margin	1,322	706	241	—	2,269
Depreciation and amortization	(214)	(198)	(240)	(33)	(685)
Cash outflows for additions to property, plant and equipment	537	398	202	80	1,217

(1)	Inter-segment net sales were $87.

3. Available-for-Sale Investments

The company assesses at the end of each reporting period whether there is objective evidence of impairment. A significant or prolonged decline in the fair value of the investment below its cost would be evidence that the asset is impaired. If objective evidence of impairment exists, the impaired amount (i.e. the unrealized loss) is recognized in net income; any subsequent reversals would be recognized in other comprehensive income (loss) (“OCI”) and would not flow back into net income. Any subsequent decline in fair value below the carrying amount at the impairment date would represent a further impairment to be recognized in net income.

During 2012, the company concluded its investment in Sinofert Holdings Limited (“Sinofert”) was impaired due to the significance by which fair value was below cost. During 2014, the company concluded its investment in Sinofert was further impaired due to the fair value declining below the carrying amount of $238 at the previous impairment date. As a result, impairment losses of $341 and $38 were recognized in net income during 2012 and 2014, respectively. At June 30, 2016, the company concluded its investment in Sinofert was further impaired due to the fair value declining below the carrying amount of $200 at the previous impairment date. As a result, an impairment loss of $10 was recognized in net income during the twelve months ended December 31, 2016. The fair value was determined through the market value of Sinofert shares on the Hong Kong Stock Exchange.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2016

(in millions of US dollars except as otherwise noted)

(unaudited)

3. Available-for-Sale Investments (continued)

Changes in fair value, and related accounting, for the company’s investment in Sinofert since December 31, 2014 were as follows:

			Impact of Unrealized Loss on:
	Fair Value	Unrealized Loss	OCI and AOCI (1)	Net Income and Retained Earnings

Balance — December 31, 2014	$252	$(327)	$52	$(379)
Increase in fair value	14	14	14	—
Balance — December 31, 2015	$266	$(313)	$66	$(379)
Decrease in fair value	(51)	(51)	(51)	—
Balance — March 31, 2016	$215	$(364)	$15	$(379)
Decrease in fair value and recognition of impairment	(25)	(25)	(15)	(10)
Balance — June 30, 2016	$190	$(389)	$—	$(389)
Increase in fair value	8	8	8	—
Balance — September 30, 2016	$198	$(381)	$8	$(389)
Increase in fair value	14	14	14	—
Balance — December 31, 2016	$212	$(367)	$22	$(389)

(1)	Accumulated other comprehensive income (“AOCI”).

4. Other (Expenses) Income

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015

Foreign exchange gain (loss)	$5	$12	$(9)	$48
Proposed Transaction costs	(10)	—	(18)	—
Other expenses	(21)	(1)	(3)	(26)
	$(26)	$11	$(30)	$22

5. Income Taxes

A separate estimated average annual effective tax rate was determined for each taxing jurisdiction and applied individually to the pre-tax income of each jurisdiction.

	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015

Income tax (recovery) expense	$(8)	$69	$50	$451
Actual effective tax rate on ordinary earnings	-3%	26%	17%	27%
Actual effective tax rate including discrete items	-15%	25%	13%	26%
Discrete tax adjustments that impacted the tax rate	$(6)	$(2)	$(17)	$(7)

Significant items to note include the following:

•	The actual effective tax rate on ordinary earnings for the three months ended December 31, 2016 decreased compared to the same period last year due to significantly lower earnings in higher tax jurisdictions and a $5 deferred tax recovery on the dividend receipt from an equity-accounted investee.

•	The actual effective tax rate on ordinary earnings for the twelve months ended December 31, 2016 decreased compared to the same period last year due to significantly lower earnings in higher tax jurisdictions.

•	In 2016, a current tax recovery of $16 ($3 in the fourth quarter) was recorded as a result of tax authority examinations.

•	In third-quarter 2015, a current tax recovery of $17 was recorded upon the conclusion of a tax authority audit.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2016

(in millions of US dollars except as otherwise noted)

(unaudited)

6.	Consolidated Statements of Cash Flow

	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015

Reconciliation of cash provided by operating activities
Net income	$59	$201	$336	$1,270
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	177	168	695	685
Impairment of property, plant and equipment	—	—	27	—
Net distributed (undistributed) earnings of equity-accounted investees	49	12	70	(35)
Impairment of available-for-sale investment (Note 3)	—	—	10	—
Share-based compensation	(6)	2	2	22
(Recovery of) provision for deferred income tax	(20)	55	(15)	204
Pension and other post-retirement benefits	10	3	46	30
Asset retirement obligations and accrued environmental costs	16	39	29	20
Other long-term liabilities and miscellaneous	7	10	—	15
Subtotal of adjustments	233	289	864	941

Changes in non-cash operating working capital
Receivables	35	173	114	259
Inventories	(41)	(21)	(21)	(99)
Prepaid expenses and other current assets	8	(3)	17	(19)
Payables and accrued charges	59	(16)	(50)	(14)
Subtotal of changes in non-cash operating working capital	61	133	60	127
Cash provided by operating activities	$353	$623	$1,260	$2,338

Supplemental cash flow disclosure
Interest paid	$65	$63	$189	$193
Income taxes paid	$7	$21	$50	$171

7. Share-Based Compensation

During the twelve months ended December 31, 2016, the company issued stock options and performance share units (“PSUs”) to eligible employees under the 2016 Long-Term Incentive Plan (“LTIP”). Information on stock options and PSUs is summarized below:

	2016 LTIP		(Recovery) expense for all share-based compensation plans
		Units Outstanding as at	Three Months Ended December 31		Twelve Months Ended December 31
	Units Granted	December 31, 2016	2016	2015	2016	2015

Stock options	3,099,913	3,071,064	$(10)	$2	$(2)	$22
Share-settled PSUs	602,740	602,740	—	—	3	—
Cash-settled PSUs	1,014,188	1,014,188	2	—	9	—
			$(8)	$2	$10	$22

Grant date fair value per unit for stock options and share-settled PSUs was $2.04 and $17.19, respectively.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2016

(in millions of US dollars except as otherwise noted)

(unaudited)

7. Share-Based Compensation (continued)

Stock Options

Under the LTIP, stock options generally vest and become exercisable on the third anniversary of the grant date, subject to continuous employment or retirement, and have a maximum term of 10 years. The weighted average fair value of stock options granted was estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Exercise price per option	$16.20
Expected annual dividend per share	$1.00
Expected volatility	30%
Risk-free interest rate	1.06%
Expected life of options	5.7 years

Performance Share Units

In 2016, PSUs granted under the LTIP were comprised of three tranches, with each tranche vesting based on the achievement of performance metrics over separate performance periods ranging from one to three years, and will be settled in shares for grantees who are subject to the company’s share ownership guidelines and in cash for all other grantees. PSUs vest based on the achievement of performance metrics comprising the relative ranking of the company’s total shareholder return compared with a specified peer group using a Monte Carlo simulation option pricing model and forecasting the company’s cash flow return on investment compared with its weighted average cost of capital. Compensation cost is measured based on the grant date fair value of the units, adjusted for the company’s best estimate of the outcome of non-market vesting conditions at the end of each period, for share-settled PSUs, and on period-end fair value of the awards for cash-settled PSUs.

8. Proposed Transaction with Agrium

On September 11, 2016, the company entered into an Arrangement Agreement with Agrium Inc. (“Agrium”) pursuant to which the company and Agrium have agreed to combine their businesses (the “Proposed Transaction”) in a merger of equals transaction to be implemented by way of a plan of arrangement under the Canada Business Corporations Act. On November 3, 2016, the Proposed Transaction was approved by shareholders of both companies. On November 7, 2016, the Ontario Superior Court of Justice issued a final order approving the Proposed Transaction. The Proposed Transaction is currently anticipated to be completed in mid-2017 and is subject to customary closing conditions, including regulatory approvals.

Upon the closing of the Proposed Transaction, the company and Agrium will become indirect, wholly owned subsidiaries of a new parent company. PotashCorp shareholders will own approximately 52 percent of the new parent, and Agrium shareholders will own approximately 48 percent.

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015

Potash Sales (tonnes - thousands)
Manufactured Product
North America	720	459	3,367	2,591
Offshore	1,489	1,277	5,277	6,181
Manufactured Product	2,209	1,736	8,644	8,772

Potash Net Sales
(US $ millions)
Sales	$403	$454	$1,630	$2,543
Freight, transportation and distribution	(54)	(36)	(250)	(214)
Net Sales	$349	$418	$1,380	$2,329

Manufactured Product
North America	$126	$125	$589	$825
Offshore	220	288	781	1,487
Other miscellaneous and purchased product	3	5	10	17
Net Sales	$349	$418	$1,380	$2,329

Manufactured Product
Average Realized Sales Price per Tonne
North America	$176	$271	$175	$318
Offshore	$148	$226	$148	$241
Average	$157	$238	$158	$263
Cost of Goods Sold per Tonne	$(101)	$(132)	$(105)	$(111)
Gross Margin per Tonne	$56	$106	$53	$152

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015

Average Natural Gas Cost in Production per MMBtu	$3.07	$4.28	$3.26	$4.70
Nitrogen Sales (tonnes - thousands)
Manufactured Product
Ammonia (1)	477	567	2,197	2,228
Urea	304	308	1,161	1,048
Solutions/Nitric acid/Ammonium nitrate	855	684	3,015	2,650
Manufactured Product	1,636	1,559	6,373	5,926

Fertilizer sales tonnes (1)	700	539	2,455	1,989
Industrial/Feed sales tonnes	936	1,020	3,918	3,937
Manufactured Product	1,636	1,559	6,373	5,926

Nitrogen Net Sales
(US $ millions)
Sales - third party	$323	$459	$1,467	$1,960
Freight, transportation and distribution - third party	(34)	(28)	(122)	(101)
Net sales - third party	289	431	1,345	1,859
Inter-segment net sales	14	25	62	87
Net Sales	$303	$456	$1,407	$1,946

Manufactured Product
Ammonia (2)	$102	$225	$612	$978
Urea	74	91	297	362
Solutions/Nitric acid/Ammonium nitrate	122	132	477	567
Other miscellaneous and purchased product (3)	5	8	21	39
Net Sales	$303	$456	$1,407	$1,946

Fertilizer net sales (2)	$128	$149	$530	$637
Industrial/Feed net sales	170	299	856	1,270
Other miscellaneous and purchased product (3)	5	8	21	39
Net Sales	$303	$456	$1,407	$1,946

Manufactured Product
Average Realized Sales Price per Tonne
Ammonia	$213	$397	$278	$439
Urea	$245	$297	$256	$346
Solutions/Nitric acid/Ammonium nitrate	$142	$193	$158	$214
Average	$182	$288	$217	$322
Fertilizer average price per Tonne	$182	$278	$216	$321
Industrial/Feed average price per Tonne	$181	$293	$218	$323
Average	$182	$288	$217	$322
Cost of Goods Sold per Tonne	$(151)	$(199)	$(163)	$(206)
Gross Margin per Tonne	$31	$89	$54	$116

(1) Includes inter-segment ammonia sales (tonnes - thousands)	44	48	160	161
(2) Includes inter-segment ammonia net sales	$14	$25	$61	$86
(3) Includes inter-segment other miscellaneous and purchased product net sales	$—	$—	$1	$1

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015

Phosphate Sales (tonnes - thousands)
Manufactured Product
Fertilizer	472	474	1,720	1,713
Feed and Industrial	243	284	993	1,137
Manufactured Product	715	758	2,713	2,850

Phosphate Net Sales
(US $ millions)
Sales	$332	$441	$1,359	$1,776
Freight, transportation and distribution	(42)	(44)	(163)	(173)
Net Sales	$290	$397	$1,196	$1,603

Manufactured Product
Fertilizer	$155	$219	$622	$827
Feed and Industrial	134	177	569	727
Other miscellaneous and purchased product	1	1	5	49
Net Sales	$290	$397	$1,196	$1,603

Manufactured Product
Average Realized Sales Price per Tonne
Fertilizer	$328	$461	$362	$483
Feed and Industrial	$551	$624	$573	$640
Average	$404	$522	$439	$545
Cost of Goods Sold per Tonne	$(393)	$(443)	$(421)	$(463)
Gross Margin per Tonne	$11	$79	$18	$82

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

			2016	2015

December 31			1.3427	1.3840
Fourth-quarter average conversion rate			1.3266	1.3206

	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015

Production
Potash production (KCl Tonnes - thousands)	2,544	1,975	8,604	9,105
Potash shutdown weeks (1)	11	15	32	28
Nitrogen production (N Tonnes - thousands)	788	802	3,147	3,081
Ammonia operating rate	88%	91%	88%	88%
Phosphate production (P2O5 Tonnes - thousands)	397	427	1,504	1,614
Phosphate P2O5 operating rate	85%	90%	79%	74%

Shareholders
PotashCorp’s total shareholder return	12%	-15%	12%	-49%

Customers
Product tonnes involved in customer complaints (thousands)	23	8	106	59

Community
Taxes and royalties ($ millions) (2)	57	78	256	654

Employees
Annualized employee turnover rate (3)	3%	3%	3%	4%

Safety
Total recordable injury rate (per 200,000 work hours) (4)	0.74	0.97	0.87	1.01

Environment
Environmental incidents (5)	1	8	18	24

As at			December 31, 2016	December 31, 2015

Number of employees
Potash			2,331	2,689
Nitrogen			823	812
Phosphate			1,515	1,438
Other			461	456
Total			5,130	5,395

(1)	Represents weeks of full production shutdown; excludes the impact of any periods of reduced operating rates, planned routine annual maintenance shutdowns and suspension of Picadilly potash operations.
(2)	Taxes and royalties = current income tax expense - investment tax credits - realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).
(3)	Excluding retirements and workforce changes related to suspension of Picadilly potash operations.
(4)	Total recordable injuries for every 200,000 hours worked for all PotashCorp employees, contractors and others on site. Calculated as the total recordable injuries multiplied by 200,000 hours worked divided by the actual number of hours worked.
(5)	Number of incidents, includes reportable quantity releases, permit non-compliance and Canadian reportable releases. Calculated as: reportable quantity releases (a release whose quantity equals or exceeds the US Environmental Protection Agency’s notification level and is reportable to the National Response Center (NRC)) + permit non-compliance (an exceedance of a federal, state, provincial or local permit condition or regulatory limit) + Canadian reportable releases (an unconfined spill or release into the environment).

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, cash flows or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015

Net income	$59	$201	$336	$1,270
Finance costs	55	44	216	192
Income taxes	(8)	69	50	451
Depreciation and amortization	177	168	695	685
EBITDA	$283	$482	$1,297	$2,598
Share of Canpotex’s Prince Rupert project exit costs	—	—	33	—
Termination benefit costs	—	—	32	—
Impairment of property, plant and equipment	—	—	27	—
Impairment of available-for-sale investment	—	—	10	—
Proposed Transaction costs	10	—	18	—
Adjusted EBITDA	$293	$482	$1,417	$2,598

EBITDA is calculated as net income before finance costs, income taxes, and depreciation and amortization. Adjusted EBITDA is calculated as net income before finance costs, income taxes, depreciation and amortization, exit costs, termination benefit costs, certain impairment charges and Proposed Transaction costs. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, the charges associated with impairments, termination benefit costs, exit costs or Proposed Transaction costs. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015

Sales	$1,058	$1,354	$4,456	$6,279
Freight, transportation and distribution	(130)	(108)	(535)	(488)
Net sales	$928	$1,246	$3,921	$5,791

Net income as a percentage of sales	6%	15%	8%	20%
Adjusted EBITDA margin	32%	39%	36%	45%

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information

(in millions of US dollars)

(unaudited)

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing adjusted EBITDA to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes share of earnings of equity-accounted investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015

Cash flow prior to working capital changes	$292	$490	$1,200	$2,211
Changes in non-cash operating working capital
Receivables	35	173	114	259
Inventories	(41)	(21)	(21)	(99)
Prepaid expenses and other current assets	8	(3)	17	(19)
Payables and accrued charges	59	(16)	(50)	(14)
Changes in non-cash operating working capital	61	133	60	127
Cash provided by operating activities	$353	$623	$1,260	$2,338
Additions to property, plant and equipment	(245)	(415)	(893)	(1,217)
Other assets and intangible assets	8	1	(2)	(67)
Changes in non-cash operating working capital	(61)	(133)	(60)	(127)
Free cash flow	$55	$76	$305	$927

Management uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

C.	ITEMS INCLUDED IN GROSS MARGIN

	Three Months Ended December 31, 2016
	Potash	Nitrogen	Phosphate	Consolidated

Gross margin	$120	$55	$8	$183
Items included in the above:
Share of Canpotex’s Prince Rupert project exit costs	—	—	—	—
Termination benefit costs	—	—	—	—
Impairment of property, plant and equipment	—	—	—	—

	Twelve Months Ended December 31, 2016
	Potash	Nitrogen	Phosphate	Consolidated

Gross margin	$437	$361	$52	$850
Items included in the above:
Share of Canpotex’s Prince Rupert project exit costs	(33)	—	—	(33)
Termination benefit costs	(32)	—	—	(32)
Impairment of property, plant and equipment	—	—	(27)	(27)